Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:

Elaine Maynard	Randy Wambold
Phase Forward	CHEN PR, Inc.
781-902-4371	781-672-3119
elaine.maynard@phaseforward.com	rwambold@chenpr.com

Phase Forward Founder Steps Down from Day-to-Day Responsibilities

Dr. Paul Bleicher Leaves the Company as an Established Market Leader in Technology
Solutions for Life Sciences Firms

Waltham, Mass. - October 2, 2008 - Phase Forward (NASDAQ: PFWD), a leading provider of data management solutions for clinical trials and drug safety, today announced that Paul Bleicher, M.D., Ph.D. will step down from his day-to-day operational responsibilities at the end of this month. Dr. Bleicher will remain a member of the Phase Forward board while applying his proven entrepreneurial talents as part of the founding team of a new venture in the next-generation healthcare informatics market.

Dr. Bleicher’s departure points to the success of the company he founded in 1997, which announced revenues for the second quarter of 2008 of $40.9 million. Since its IPO in July 2004, Phase Forward has posted 16 consecutive quarters of revenue growth, resulting in a four year compound annual growth rate of over 23 percent. The company holds the number 16 spot on the 2008 Globe 100, the Boston Globe’s list of the top 100 Massachusetts-based public companies.

“Paul’s accomplishments speak for themselves,” said Mr. Weiler. “Our position in the market today underscores his success in implementing his vision for dramatically optimizing the process by which pharmaceutical companies bring drugs to market. Paul leaves us in an excellent position to continue to lead the market’s accelerated adoption of technology solutions for the life sciences industry. We wish Paul the best, confident he will meet with similar success in his future endeavors and pleased to have his continued guidance as a member of our board.”

During his time at Phase Forward, Dr. Bleicher cemented his reputation as a strategic visionary in the field of pharmaceutical IT. Dr. Bleicher pioneered the concept of Internet-based electronic data capture (EDC), speaking and writing extensively about its role in the pharmaceutical industry. Dr. Bleicher also helped introduce XML-based standards to the pharmaceutical industry, and helped organize the initial effort to create the Clinical Data Interchange Standards Consortium (CDISC) Operational Data Model (ODM) standard. He also provided industry leadership in the critical area of the regulatory implications of the use of electronic systems in clinical trials.

Dr. Bleicher has been recognized with a number of industry awards for his pioneering work. In 2002, he won the Ernst & Young Entrepreneur of the Year Award in New England. In 2005, he was recognized by PharmaVOICE as one of the 100 most inspiring people in the life sciences industry. Nationally, over the past 10 years he has held a variety of leadership positions in his work with the Drug Information Association. Locally, in 2006 he was awarded Boston Business Journal’s prestigious Champions in Health Care award, and in 2008 he joined the Leadership Council of the Massachusetts Life Sciences Collaborative.

“I leave my day-to-day responsibilities at Phase Forward filled with pride, and grateful to have played a leadership role in the growth of such a committed, talented team,” said Dr. Bleicher. “I look forward to applying my entrepreneurial passion and experience to work in a newly founded, next-generation healthcare information technology venture.”

Dr. Bleicher has served as Phase Forward’s chairman since its inception. In connection with Dr. Bleicher’s transition, effective November 1, 2008, Mr. Weiler will become chairman of the company’s board of directors.

About Phase Forward

Phase Forward is a leading provider of integrated data management solutions for clinical trials and drug safety. The company offers proven solutions for electronic data capture (InFormTM), phase I clinic automation (LabPasTM), clinical data management (ClintrialTM), clinical trials signal detection (CTSDTM), strategic pharmacovigilance (Empirica SignalTM) and Signal Management, adverse event reporting (Empirica TraceTM), applied data standards (WebSDMTM) and Web-integrated interactive response technologies (ClarixTM). In addition, the company provides services in the areas of application implementation, hosting and validation, data integration, business process optimization, safety data management and industry standards. Phase Forward’s products and services have been utilized in over 10,000 clinical trials involving more than 1,000,000 clinical trial study participants at over 280 organizations and regulatory agencies worldwide including: AstraZeneca, Boston Scientific, Dana-Farber Cancer Institute, Eli Lilly, the U.S. Food and Drug Administration, GlaxoSmithKline, Harvard Clinical Research Institute, Merck Serono, Novartis, Novo Nordisk, PAREXEL International, Procter & Gamble, Quintiles, sanofi-aventis, Schering-Plough Research Institute, Servier, Tibotec and the U.K. Medicines and Healthcare Products Regulatory Agency. Additional information about Phase Forward is available at www.phaseforward.com.

Cautionary Statement

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, Phase Forward’s expectations and assumptions concerning management’s forecast of financial performance, the performance of Phase Forward’s products and services, future business and operations plans of Phase Forward’s customers, the ability of Phase Forward’s customers to realize benefits from the use of Phase Forward’s products and services, and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Phase Forward’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, changes in our customers’ industries; our ability to convince prospective customers to adopt our solutions; competition; changing customer requirements; governmental regulation; our ability to maintain profitability; fluctuations in our operating results; long sales and implementation cycles; our dependence on a limited number of customers or suppliers; product performance; third party service interruptions or delays; technology failures; our ability to maintain customer relationships and contracts; our ability to retain and hire skilled personnel; our ability to protect our intellectual property rights; product liability or intellectual property infringement claims brought against us; acquisitions; our ability to manage our rapid growth; our ability to obtain capital when desired on favorable terms; and the volatility of the market price of our common stock. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Phase Forward undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Phase Forward, see the disclosure contained in Phase Forward’s public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K.